UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GRAFTECH INTERNATIONAL LTD.
(Name of Registrant as Specified In Its Charter)

NATHAN MILIKOWSKY
DANIEL MILIKOWSKY
NM GTI INVESTMENTS LLC
DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC
THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.
THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION
KAREN FINERMAN

DAVID R. JARDINI

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATHAN MILIKOWSKY
DANIEL MILIKOWSKY
NM GTI INVESTMENTS LLC
DANIEL MILIKOWSKY FAMILY HOLDINGS, LLC
THE DANIEL AND SHARON MILIKOWSKY FAMILY FOUNDATION, INC.
THE REBECCA AND NATHAN MILIKOWSKY FAMILY FOUNDATION
KAREN FINERMAN
DAVID R. JARDINI

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LEADING PROXY ADVISORY FIRM ISS RECOMMENDS THAT GRAFTECH SHAREHOLDERS ELECT ALL THREE “SAVE GRAFTECH” DIRECTOR NOMINEES

Concludes that Board Change is Warranted and Endorses Full Investor-Nominated Slate

Save GrafTech Urges Shareholders to Follow ISS Recommendation and Vote The BLUE Proxy Card FOR

Karen Finerman, David Jardini and Nathan Milikowsky

NEW YORK, May 5, 2014 – Save GrafTech, an investor group led by Nathan Milikowsky, a holder of over 11.2% of the common stock of GrafTech International Ltd. (NYSE: GTI), today announced that leading proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) has recommended that GrafTech shareholders vote the BLUE proxy card FOR Karen Finerman, David Jardini and Nathan Milikowsky at GrafTech’s 2014 Annual Meeting of Stockholders to be held on May 15, 2014. ISS has recommended that GrafTech stockholders specifically “DO NOT VOTE” on the Company’s white proxy card.

“We are gratified that an objective and well-respected proxy advisory firm has carefully reviewed this contest and recommends that GrafTech shareholders elect all three of our nominees to GrafTech’s seven-member Board,” said Nathan Milikowsky. “We are prepared to work collaboratively with our fellow directors to drive shareholder value and address the acute problems that have led to the Company’s severe and prolonged underperformance. Save GrafTech continues to believe that the GrafTech Board needs to be reconstituted, and that –in order to bring about meaningful change – Save GrafTech’s level of Board representation must reflect the scale of the problems the Company is facing. We urge shareholders to support all three Save GrafTech nominees by voting for Karen Finerman, David Jardini and Milikowsky on the BLUE proxy card today.”

In reaching its conclusion, ISS carefully analyzed both sides’ positions in the election contest. In its report, ISS focused on the Company’s sustained operating and financial underperformance, the lack of relevant industry experience on the incumbent Board, and the superior qualifications of the Save GrafTech nominees. Specifically, the ISS report stated*:

Operating and Financial Performance

•	“[T]here is no disputing the fact that between 2011 and 2013, three of the company’s main competitors in the graphite electrode business —HEG Limited, Graphite India and Showa Denko—completed or announced the expansion of their graphite electrode producing ability capacity, while GrafTech capacity has contracted. Moreover, based on management’s own 2014 estimates which indicate the company will operate at 90% utilization rate, the company’s shipments of electrodes are expected to further drop from 196,000 MT in 2013 to 176,000 MT in 2014. In a commodity industry, where no single supplier has a distinct pricing advantage over its competitors, the dissident’s concerns about the potential for a continued erosion of shareholder value, and a further and steady reduction in market share, seem to have merit. The additional concerns that the share price may reflect management’s inability to provide investors with realistic projections, and to communicate its strategy to grow shareholder value, also appear justified.”

•	“There is evidence that poor execution and poor operating performance has extracted a huge economic toll on shareholders. GrafTech has meaningfully underperformed its peers in both the near and longer terms. The relative underperformance has been persistent and most striking beginning in 2008 and sharpening in 2011.”

•	“More concerning to shareholders, however, may be the potential detrimental effects of a strategy that, to date, has not translated to increased shareholder value despite an investment of $1.5 billion—an amount equal to the company’s current market cap—in external acquisitions and internal capital expenditures since 2008.”

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Need for Board Change

•	“The targeted directors have been on the board for extended periods, and as such may bear some responsibility for the company’s history of poor operating and share price performance. Additionally, it does appear that the board’s recent corporate governance changes—in particular, its willingness to refresh the skills, experience, and average tenure of directors and to separate the roles of the CEO/Chairman—are reactive rather than heartfelt, and largely driven by the involvement of the dissident. In aggregate, there is compelling reason for shareholders to support significant change at the board level.”

•	“Five of the 7 directors do not have related operational and industry experience specific to the steel or graphite electrode industry. The substantial experience and skills of Milikowsky and Jardini—in particular the deep knowledge of the steel and graphite electrode industries they gained as co-founders and managers of C/G Electrodes and Seadrift Coke, growing that company from an initial investment of $6 million in 2003 to a valuation of $850 million at its sale to GrafTech seven years later—appear well-suited to bridging that gap.”

•	“In addition, Finerman’s perspective as a professional investor—and particularly her financial acumen and attentiveness to communications with the markets —are likely to enhance the board’s effectiveness with its shareholders.”

GrafTech’s Allegations About Mr. Milikowsky’s Prior Board Service

•	“Although the company continues to assert that Milikowsky violated his director’s duties in his previous stint as a GrafTech director, and is thus not qualified to serve, it continues to acknowledge his financial acumen and deep understanding of the industry.”

•	“The preponderance of publicly available evidence—including the relative openness of the two sides, as embodied in their proposals for resolving the matter, and the starkly different demonstrations of the relative confidence they feel in their own assertions of Milikowsky’s innocence or guilt —may leave little doubt in the minds of unaffiliated shareholders. Weighed against the significant strengths even the board concedes Milikowsky would bring as a director of this troubled company, the flimsy support shareholders have thus far been offered seems particularly inadequate to the board’s conclusions. Certainly, as the company’s largest shareholder, Milikowsky’s interest in the success of the company appears well-aligned with shareholders.”

•	“[Save GrafTech’s offer] to permanently resolve the issue through third party review of the same evidence the Board has already found compelling, is rejected out of a hand by a Board which nonetheless continues to assert the evidence it has already gathered, but has not released to the accused or to shareholders, is compelling.”

Mr. Milikowsky added, “I have a singular focus for GrafTech: to create sustainable shareholder value. My incentives are directly aligned with my fellow investors and, if elected, I will seek to ensure that this alignment flows throughout the entire organization.”

Glass Lewis Recommendation

While Save GrafTech respects Glass Lewis and regrets that it did not support our slate, GrafTech shareholders should note that the Glass Lewis report* shares our “concern that none of the current independent directors of the Company have experience in the steel or graphite electrode industry” and concludes that it “could be reasonable for shareholders to withhold support from the longest standing incumbent director(s).” Consistent with its Corporate Engagement Policy, Glass Lewis did not meet with Save GrafTech during the solicitation period to discuss the merits of its specific proposals.

Save GrafTech’s proxy statement and detailed presentation are available at www.sec.gov and www.SaveGrafTech.com.

* Permission to use quotations neither sought nor obtained.

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Media:

George Sard/Renée Soto/Jared Levy

Sard Verbinnen & Co

(212) 687-8080

Important information

On April 15, 2014 Nathan Milikowsky, Daniel Milikowsky, NM GTI Investments LLC, The Daniel Milikowsky Family Holdings, LLC, The Daniel and Sharon Milikowsky Family Foundation, Inc., and The Rebecca and Nathan Milikowsky Family Foundation (collectively, “Save GrafTech”) filed with the Securities and Exchange Commission (the “SEC”) and began distributing to the stockholders of GrafTech International, Ltd. (the “Company”) a definitive proxy statement and form of proxy (the “Proxy Statement”) in connection with the Company’s 2014 annual meeting of stockholders. SAVE GRAFTECH STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO CAREFULLY REVIEW THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO SAVE GRAFTECH’S PARTICIPANTS IN SUCH PROXY SOLICITATION. SAVE GRAFTECH’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV, or by CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: BANKS AND BROKERS CALL COLLECT: (212) 269-5550 AND ALL OTHERS, INCLUDING SHAREHOLDERS, CALL TOLL-FREE: (800) 628-8532.

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